UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 5, 2007

SHUMATE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30291	65-0735872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12060 FM 3083, Conroe, Texas	77301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(936) 539-9533

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02  Termination of a Material Definitive Agreement.

On November 5, 2007, Sunbelt Machine Works Corporation terminated that certain Stock Purchase Agreement dated as of August 17, 2007 by and among Shumate Industries, Inc., Sunbelt Machine Works Corporation and each of the stockholders of Sunbelt.

Pursuant to the Stock Purchase Agreement, we agreed to purchase all of the stock of Sunbelt from its stockholders in exchange for $14,500,000; comprised of a $9,000,000 cash payment, the assumption of approximately $0.5 million of debt, a $2.5 million promissory note, and the issuance of 1,538,462 shares of our common stock having an aggregate value of $2.5 million, based on the average of the closing prices of our common stock for the 30 trading days prior to filing of a current report on Form 8-K announcing the execution of the Stock Purchase Agreement (which report was filed on August 22, 2007). The Stock Purchase Agreement provided for a termination fee payable by the non-terminating party.

The Stock Purchase Agreement provided for termination by either party if the transaction was not closed within 61 days of execution of the Stock Purchase Agreement (such date being October 16, 2007). The principal reason for the termination was our inability to fulfill the closing condition thereunder requiring us to obtain sufficient debt and/or equity financing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated November 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUMATE INDUSTRIES, INC.
(Registrant)

Date: November 13, 2007	By:	/s/ Matthew C. Flemming
Matthew C. Flemming, Chief Financial Officer,
Treasurer, Secretary, and Executive Vice President